EXHIBIT 99.1
SandRidge Energy, Inc. Announces Operational Update and 2008 Guidance
Oklahoma City, Oklahoma, January 16, 2008 — SandRidge Energy, Inc. (NYSE:SD) today announced an operational update and 2008 guidance. The company has increased its 2008 capital expenditure budget to $1.25 billion from a previously announced $1.1 billion and raised its 2008 production guidance to 95 billion cubic feet of natural gas equivalent (Bcfe) from 92 Bcfe. The increase in capital spending will be directed to a continued expansion of leasehold on the company’s planned 1,400 square mile 3-D seismic shoot and exploratory drilling on new 3-D defined projects within the West Texas Overthrust (WTO), outside its Piñon Field development.
Tom L. Ward, Chairman and CEO stated, “We are very encouraged with the initial 3-D seismic data we have received. After processing less than 20% of our anticipated shoot, we have already identified seven exploration targets to drill in 2008. These targets are all several miles away from our Piñon Field development. We control substantially all the land and production infrastructure around these projects. We are now encouraged enough by the initial phase of the 3-D acquisition program to expand our leasehold and exploration budget for 2008 by $150 million to explore for new fields within the WTO.”
Capital Expenditures: The 2008 capital expenditure budget of $1.25 billion includes approximately $1,100 million for exploration and production, $100 million for midstream operations, and $50 million for oilfield services activities. Within exploration and production, SandRidge anticipates expenditures of $622 million for drilling in the WTO, including the Piñon Field, $285 million for drilling in non-WTO areas, $33 million for PetroSource, and $151 million for land and seismic. The company plans to drill approximately 440 wells during 2008.
Production: SandRidge produced approximately 64.2 Bcfe during 2007 and its production rate at year end was 235 million cubic feet of natural gas equivalent (MMcfe) per day. The company anticipates producing 95 Bcfe in 2008, which is a 48% year-over-year increase from 2007. Management estimates that the company’s exit rate at the end of 2008 should be roughly 285 MMcfe per day.
Exploration: During 2007, SandRidge acquired 389 square miles of 3-D seismic data of its 1,400 square mile shoot, a slightly larger shoot area than previously announced. Seven WTO exploration projects have been identified from the current inventory of 3-D seismic data. The company has increased the seismic budget by $10 million in 2008 to accommodate moving from two active crews to three crews. Mr. Ward commented, “It will take us a considerable amount of time to fully migrate, integrate, and analyze the seismic results but we have been pleased with the quality to date.”
Hedging: The company has currently hedged approximately 73% of anticipated 2008 production at a weighted average NYMEX price of $8.79 per Mcfe (see table below). Production hedged includes 63.7 billion cubic feet of natural gas (Bcf) (swaps) at $8.20 per thousand cubic feet (Mcf) and 0.9 million barrels of oil (swaps and collars) at $93.56 per barrel. The company has also begun hedging natural gas in the first quarter of 2009 with 4.5 Bcf hedged at $8.75 per Mcf (swap).
Balance Sheet:  The company ended 2007 with approximately $1.067 billion of total debt, both short and long term. This included about $48 million of rig loan debt, $20 million for its headquarters building mortgage, and $1.00 billion of term loans. The company ended the year with approximately $60 million of cash.

Conferences: SandRidge will be attending the Goldman Sachs Global Energy Conference in Las Vegas on January 17, 2008 and the Credit Suisse Energy Summit in Vail, Colorado on February 4-5, 2008.
2007 Fourth Quarter and Full-Year Report and Conference Call: The company will report fourth quarter and full-year financial performance after the market closes on Monday, March 3, 2008 and will host a conference call on Tuesday, March 4, 2008 at 9 am ET. On Thursday, March 6, 2008, SandRidge will host a half day investor/analyst meeting in New York starting at 8 am ET.
Current Hedge Position (as of January 10, 2008):

					Year	Quarter	Year
	Quarter Ending				Ending	Ending	Ending
	3/31/2008	6/30/2008	9/30/2008	12/31/2008	12/31/2008	3/31/2009	12/31/2009
Natural Gas Swaps:
Volume (Bcf)	15.1	17.0	16.9	14.7	63.7	4.5	4.5
Swap Price	$8.67	$7.69	$8.11	$8.42	$8.20	$8.75	$8.75

Crude Oil Hedges:
Swap Volume (Mmbbls)	0.15	0.23	0.23	0.23	0.83	0.00	0.00
Swap Price	$94.79	$94.79	$94.79	$94.79	$94.79	NM	NM
Collar Volume (Mmbbls)	0.02	0.02	0.03	0.03	0.10	0.00	0.00
Collar: High Price	$83.35	$83.35	$82.60	$82.60	$82.93	NM	NM
Collar: Low Price	$50.00	$50.00	$50.00	$50.00	$50.00	NM	NM

Total Company
Volume (Bcfe)	16.2	18.5	18.4	16.2	69.3	4.5	4.5
Weighted Average Price	$9.11	$8.32	$8.72	$9.09	$8.79	$8.75	$8.75
% Natural Gas	94%	92%	92%	91%	92%	100%	100%
Note: All prices based on NYMEX benchmarks
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
This press release includes “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The forward-looking statements include projections and estimates concerning our future drilling, production and capital spending. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the amount and timing of future development costs and other factors, many of which are beyond our control. We refer you to the discussion of risks in “Risks Related to the Natural Gas and Oil Industry and Our Business” under “Risk Factors” in our Prospectus dated January 7, 2008 filed with the Securities and Exchange Commission on January 7, 2008. All of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City with its principal focus on exploration and production. SandRidge also owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name; gas gathering, marketing and processing facilities; and, through its subsidiary, PetroSource Energy Company, CO2 treating and transportation facilities and tertiary oil recovery operations. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas and the Gulf Coast. SandRidge also owns oil and gas properties in the Piceance Basin of Colorado, the Gulf of Mexico and the Anadarko and Arkoma Basins. The company’s Internet address is www.sandridgeenergy.com.